Exhibit 1

Amortization Schedule of Total Public Sector External Debt(1)

(in millions of dollars)

		Outstanding as of December 31, 2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	Other Years	Total
A.	Private Creditors(2)	$ 53,510	$ 4,061	$ 3,827	$ 3,463	$ 5,296	$ 4,756	$ 2,928	$ 2,527	$ 1,513	$ 3,288	$ 1,794	$ 1,001	$ 2,396	$ 302	$ 350	$ 2,630	$13,379	$53,510
	Capital Markets (Bonds)	51,107	3,058	3,067	3,114	5,147	4,682	2,904	2,500	1,500	3,287	1,793	1,000	2,395	301	350	2,630	13,379	51,107
	Commercial Banks	2,403	1,002	760	350	149	74	24	27	13	1	1	1	1	1	0	0	0	2,403
	Direct	1,310	759	204	233	52	52	5	5	0	0	0	0	0	0	0	0	0	1,310
	Syndicated	1,093	244	556	117	97	22	20	22	13	1	1	1	1	1	0	0	0	1,093
B.	Multilateral Creditors	16,703	1,913	2,024	1,851	1,707	2,348	1,211	1,431	778	847	489	602	195	164	157	232	754	16,704
	Inter-American Development Bank	7,473	651	724	724	724	704	674	573	451	346	331	228	155	155	152	132	752	7,473
	World Bank	9,230	1,262	1,301	1,127	983	1,644	537	859	327	501	158	374	40	9	5	100	2	9,230
C.	External Trade	5,148	2,394	507	348	361	277	240	221	195	145	123	95	54	47	30	28	86	5,149
	Eximbanks	1,876	315	225	137	171	149	142	138	137	89	78	78	39	39	28	28	85	1,876
	Commercial Banks(3)	3,023	1,829	281	211	190	128	99	83	58	56	46	18	15	8	2	0	1	3,023
	Guaranteed Commercial Paper(3)	249	249	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	249
D.	Restructured Debt	827	363	333	55	0	0	77	0	0	0	0	0	0	0	0	0	0	827
	Multi-Year Restructure Agreements (MYRAs)	156	78	78	0	0	0	0	0	0	0	0	0	0	0	0	0	0	156
	New Money	30	30	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	30
	Other(4)	641	255	255	55	0	0	77	0	0	0	0	0	0	0	0	0	0	641
E.	Other(5)	3,038	3,038	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	3,038
	Public Sector Total	$ 79,226	$11,768	$ 6,691	$ 5,716	$ 7,363	$ 7,381	$ 4,456	$ 4,179	$ 2,486	$ 4,279	$ 2,407	$ 1,698	$ 2,645	$ 512	$ 537	$ 2,891	$14,219	$79,227
 _______________________
 Note: Totals may differ due to rounding.

(1)

External debt of Mexico is presented herein on a “gross” basis, and includes external obligations of the public sector at their full outstanding face or principal amounts. For certain informational and statistical purposes, Mexico sometimes reports its external public sector debt on a “net” or “economic” basis, which is calculated as the gross debt net of certain financial assets held abroad. These financial assets include the value of principal and interest collateral on restructured debt and Mexican public sector external debt that is held by public sector entities but that has not been cancelled. External public debt does not include (a) repurchase obligations of Banco de México with the IMF (none of these were outstanding at December 31, 2004), (b) external borrowings by the public sector after December 31, 2004, and (c) loans from the Commodity Credit Corporation to private sector Mexican banks.

(2)	Excludes foreign trade and restructured debt.
(3)	Includes foreign trade lines, revolving credits and other short-term credits.
(4)	Includes debt assumed by the Federal Government.
(5)	Refers to changes in direct debt, related to long-term productive infrastructure projects (PIDIREGAS).

Source: Ministry of Finance and Public Credit.